EXHIBIT 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of March 18, 2004, by and between MERRILL MERCHANTS BANK, a state-chartered stock bank organized and operating under the laws of the State of Maine and having an office at 201 Main Street, Bangor, Maine 04401 (“Bank”) and Deborah A. Jordan (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves the Bank in the capacity of Executive Vice President;

WHEREAS, the Bank is a wholly-owned subsidiary of Merrill Merchants Bancshares, Inc., a publicly-held Maine corporation (“Holding Company”);

WHEREAS, the Bank desires to assure for itself the continued availability of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is willing to continue to serve the Bank on such terms and conditions;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

Section 1.                                          Employment.

The Bank agrees to continue to employ the Executive and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.                                          Employment Period; Remaining Unexpired Employment Period.

(a)                                  The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”).  The Employment Period shall be for an initial term of two years beginning on the date of this Agreement.  Upon the first anniversary of the date of this Agreement (an “Anniversary Date”), and on each Anniversary Date occurring thereafter, the Board of Directors of the Bank (“Board”) shall review the terms of this Agreement and the Executive’s performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Agreement pursuant to a resolution duly adopted by the members of the Board.

(b)                                 For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as it may be extended pursuant to section 2(a) of this Agreement) is then scheduled to expire.

(c)                                  Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and the Executive in the event of any such terminations shall be determined under this Agreement.

Section 3.                                          Duties.

The Executive shall serve as Executive Vice President of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position or as assigned by the Board or the Chief Executive Officer acting in good faith.  The Executive shall devote her full business time and attention (other than during holidays, approved vacation periods, and periods of illness or approved leave of absence) to the business and affairs of the Bank and shall use her best efforts to advance the interests of the Bank.

Section 4.                                          Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to her a salary at an initial annual rate of $112,500, payable in approximately equal installments in accordance with the Bank’s customary payroll practices for officers.  The Board shall review the Executive’s annual rate of salary at such times, as it deems appropriate, but not less frequently than once every twelve months, and may, in its discretion, approve an increase in such annual rate of salary.  In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5.                                          Employee Benefit Plans And Programs.

During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be eligible to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensations plans (including, but not limited to, any incentive compensation plans or programs, stock options and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover similarly situated employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensations plans and programs and consistent with the Bank’s customary practices.

Section 6.                                          Termination of Employment with Severance Benefits.

(a)                                  The Executive shall be entitled to the severance benefits described in section 6(b) in the event that:

(i)                                     her employment is terminated by the Bank during the Employment Period for any reason other than for “cause” as defined in section 7(b);

(ii)                                  her employment with the Bank terminates during the Employment Period as a result of the Executive’s voluntary resignation within 90 days following:

(A)                              the expiration of a thirty day period following the date on which the Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of base salary in effect from time to time), unless during such thirty day period, the Bank cures such failure; or

(B)                                a change in the Executive’s principal place of employment to a location that is more than 40 miles from the Bank’s principal office in Bangor, Maine; or

(iii)                               the Executive voluntarily resigns following a “Change of Control” (as such term is defined in section 10(a) hereof) in the manner set forth in section 10(b) hereof.

(b)                                 Upon the termination of the Executive’s employment at the Bank under the circumstances described in section 6(a) of this Agreement, the Bank shall have no further obligations under this Agreement, other than to pay or to provide the Executive with:

(i)                                     the compensation she has earned, but which is unpaid, as of the date of the termination of her employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than sixty (60) days after termination of employment;

(ii)                                  the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Bank for employees;

(iii)                               continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability coverage plans under the plans and programs maintained by the Bank for similarly situated employees until the earlier to occur of:

(A)                              the date the Executive first becomes eligible for such benefit coverage plans under plans or programs maintained by a subsequent employer or

(B)                                the date the Remaining Unexpired Employment Period terminates; and

(iv)                              a lump sum payment within sixty (60) days following her termination of employment with the Bank, a lump sum payment, in an amount equal to the salary that the Executive would have earned if she had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank, where such value is to be determined by multiplying the Remaining Unexpired Employment Period by such highest annual rate of salary.

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date above first written and that the payments and benefits contemplated by this section 6(b) constitute reasonable damages under the circumstances and shall be payable without regard to the Executive’s efforts, if any, to mitigate damages.  The Bank and Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 6(b)(iii) and 6(b)(iv) on: (i) the receipt of the Executive’s resignation from any and all positions which she holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them and (ii) the execution of a release in favor of such entities in such form as the Bank may determine for any and all claims against such entities.

Section 7.                                          Termination Without Additional Bank Liability.

Except as provided below, the Bank (and its affiliates) will have no liability to Executive in the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a)                                  a voluntary resignation by the Executive, other than a voluntary resignation described in Section 6(a)(ii) or 6(a)(iii) hereof;

(b)                                 a determination that the Executive is eligible for long-term disability benefits under the Bank’s long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

(c)                                  the death of the Executive; or

(d)                                 the discharge of the Executive for “cause,” which, for purposes of the Agreement shall mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any banking law, rule or regulation, conviction of a felony or final cease and desist order issued in response to conduct of the Executive determined to be substantially deleterious to the Bank, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry;  then the Bank (and its affiliates) shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of her death, to her estate) of her earned but unpaid salary as of the date of the termination of her employment, and the provision of such other benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank.

(e)                                  for purposes of section 7(d), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank and its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.  The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of section 7(d) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of two-thirds of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in section 7(d) above, and specifying the particulars thereof in detail.

Section 8.                                          Covenant Not To Compete.

In the event that the Executive’s employment with the Bank terminates prior to the expiration of the Employment Period, then for a period of one (1) year following the date of her termination of employment with the Bank (or, if less, for the Remaining Unexpired Employment Period), the Executive shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any competitor (as herein defined) if in this capacity she would be working for a competitor in any county where a main or a branch office of the Bank is located on the date of the Executive’s termination of employment.  For this purpose, a “competitor” is any savings bank, cooperative bank, credit union, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity.  This section 8 shall not apply if the Executive’s employment is terminated due to death or a voluntary or involuntary termination following a “Change of Control” as defined in section 10(a) hereof.

Section 9.                                          Confidentiality.

Unless she obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of herself, or any person or entity other than the Bank or any entity which is a subsidiary of the Bank or of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its parent or subsidiaries, in the course of her employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 9 shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 10.                                   Termination Upon Or Following A Change Of Control.

(a)                                  A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i)                                     approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

(A)                              at least 51% of the equity ownership interest of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended “Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interest in the Bank; and

(B)                                at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii)                                  the acquisition of all or substantially all of the assets of the Bank or approval by the stockholders of the Bank of any transaction which would result in such an acquisition;

(iii)                               a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;

(iv)                              the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A)                              individuals who were members of the Board of the Bank on the date of this Agreement; or

(B)                                individuals who first became members of the Board of the Bank after the date of this Agreement either:

(I)                                    upon election to serve as a member of the Board of the Bank by affirmative vote of two-thirds of the members of such Board, of a nominating committee thereof, in office at the time of such first election; or

(II)                                upon election by the stockholders of the Bank to serve as a member of the Board of the Bank, but only if nominated for election by affirmative vote of two-thirds of the members of the Board of the Bank, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Bank; or

(v)                                 any event which would be described in section 10(a)(i), (ii), (iii) or (iv) if the term “Holding Company” were substituted for the term “Bank” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, the Holding Company, or a subsidiary of either of them, by the Bank, the Holding Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them.  For purposes of this section 10(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b)                                 In the event of a Change of Control, the Executive shall be entitled to the payments and benefits contemplated by section 6(b) in the event her employment with the Bank terminates due to her voluntary resignation within ninety (90) days following the effective date of the Change of Control with the Remaining Unexpired Employment Period deemed in such event to be twenty-four (24) months.  Notwithstanding anything in this Agreement to the contrary, in no event shall any payments made or benefits provided under this Agreement, when combined with all other payments and benefits to the Executive, be allowed to render any such payment or benefit nondeductible under Section 280G of the Internal Revenue Code (“Code”) or to trigger an excise tax under Section 4999 of the Code.  In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Executive do not exceed 2.99 multiplied by the Executive’s “base amount” (as such term is defined in Section 280G of the Code).

Section 11.                                   Solicitation.

The Executive hereby covenants and agrees that, during the first one-year period after her termination of employment with the Bank, she shall not, without the written consent of the Bank, either directly or indirectly:

(a)                                  Solicit, offer employment of, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, the Holding Company or any affiliate, as of the date of this Agreement, of either of them to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, cooperative bank, credit union, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans;

(b)                                 Provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, cooperative bank, credit union, holding company, or other institution engaged in the business of accepting deposits and making loans, of either of them that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, the Holding Company or any affiliate as of the date of this Agreement, of either of them to terminate his or her employment and accept employment become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, cooperative bank, credit union, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans; and

(c)                                  Solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

This section 11 shall not apply if the Executive’s employment is terminated due to death, or a voluntary or involuntary termination following a “Change of Control” as defined in section 10(a) hereof.

Section 12.                                   No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the

Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time.

Section 13.                                   Successors And Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, her legal representatives and testate or intestate distributes, and the Bank and its successors and assigns, including any successor by merger or consolidation or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred.

Section 14.                                   Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may be written notice specify to the other party:

If to the Executive:

Deborah A. Jordan

P.O. Box 634

Holden, Maine 04429

If to the Bank:

Merrill Merchants Bank

201 Main Street

Bangor, Maine  04401

Attention:  Edwin N. Clift

with a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, Suite 800

Washington, DC  20006

Attention:                                         Richard A. Schaberg

Section 15.                                   Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity of enforceability of any provision hereof.

Section 16.                                   Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 17.                                   Counterparts.

This agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 18.                                   Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United Sates and, to the extent that federal law is inapplicable, in accordance with the laws of the State of Maine applicable to contracts entered into and to be performed entirely within the State of Maine.

Section 19.                                   Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 20.                                   Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  No modifications of the Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 21.                                   Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a)                                  Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated there under.

(b)                                 Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice serviced under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or1818 (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Bank, in its discretions, may:

(i)                                     pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended, and

(ii)                                  reinstate, in whole or in part, any of the obligations which were suspended.

(c)                                  Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

(d)                                 Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1)), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(e)                                  Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank:

(i)                                     By the Maine Bureau of Financial Institutions or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c)

(ii)                                  By the Maine Bureau of Financial Institutions at the time the Maine Bureau of Financial Institutions approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Maine Bureau of Financial Institutions to be in an unsafe or unsound condition.  The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set her hand, all as of the day and year first above written.

		By:	/s/ Deborah A. Jordan
DEBORAH A. JORDAN

ATTEST:

MERRILL MERCHANTS BANK

By:	/s/ Edwin N. Clift	By:	/s/ William C. Bullock, Jr.
	EDWIN N. CLIFT		WILLIAM C. BULLOCK, JR.
	PRESIDENT AND CEO		CHAIRMAN OF THE BOARD

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